UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2016

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSAL OF ASSETS
On April 1, 2016, Stryker Corporation, a Michigan corporation (“Stryker”) and Star Acquisition Sub Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Stryker, completed the acquisition of all of the outstanding equity interests in Sage Products Holdings II, LLC, a Delaware limited liability company (“Sage Holdings” and, together with its subsidiaries “Sage Products”) pursuant to the terms of the previously announced Securities Purchase Agreement, dated as of January 31, 2016 (the “Purchase Agreement”), by and among Stryker, Purchaser, Sage Products, and a syndicate of equity interest holders affiliated with Madison Dearborn Partners, LLC (the “Sellers”), with Stryker entering into the Purchase Agreement solely for the purposes of guaranteeing Purchaser’s obligations thereunder. As a result of acquisition, Sage Products became wholly owned subsidiaries of Stryker. Pursuant to the terms of the Purchase Agreement, Purchaser paid the Sellers an aggregate of approximately $2.775 billion in cash, subject to working capital and other post-closing adjustments.
The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which Stryker has filed as an exhibit to its Registration Statement on Form S-3 filed on February 12, 2016. All summaries and descriptions of the Purchase Agreement set forth above are qualified in their entirety by the actual documents.

ITEM 7.01	REGULATION FD DISCLOSURE
On April 1, 2016, Stryker issued a press release announcing the completion of the acquisition. A copy of the press release is furnished as Exhibit 99.1, and is incorporated in this Item 7.01 by reference.
The information in this Item 7.01 and Exhibit 99.1 hereto are being “furnished” and shall not be deemed filed for purposes of Section 18 of the United States Securities Act of 1934, as amended (the “Exchange Act”), or incorporated by reference into the filings of Stryker that provide for the incorporation of all reports and documents filed by Stryker under the Exchange Act.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1	Press release dated April 1, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

April 1, 2016	/s/ GLENN S. BOEHNLEIN
Date	Glenn S. Boehnlein
Vice President, Chief Financial Officer